AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997; REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         DREXLER TECHNOLOGY CORPORATION

             (Exact name of registrant as specified in its charter)


                  Delaware                        77-0176309
       (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)             Identification No.)

                            1077 Independence Avenue
                      Mountain View, California 94043-1601
                                 (650) 969-7277
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               JEROME DREXLER                                    Copy to:
   Chairman of the Board of Directors and                        JERALD E. ROSENBLUM, ESQ.
           Chief Executive Officer                               MICHAEL W. PROZAN, ESQ.
       Drexler Technology Corporation                            Rosenblum, Parish & Isaacs, P.C.
         1077 Independence Avenue                                160 W. Santa Clara Street, Suite 1500
    Mountain View, California 94043-1601                         San Jose, California 95113
               (650) 969-7277                                    (408) 280-2800
(Name, address, including zip code, and telephone number,
 including area code, of agent for service)

                             ---------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement when warranted by market conditions and other factors.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement of the earlier effective registration statement for the same offering. [ ] __________.

      If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number for the earlier effective registration statement for the same offering. [ ] __________.

      If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE

=============================================================================================
 TITLE OF EACH CLASS    AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
 OF SECURITIES TO BE     REGISTERED     OFFERING PRICE        AGGREGATE       REGISTRATION
     REGISTERED                          PER SHARE (1)   OFFERING PRICE (1)      FEE (2)
                                                                 (1)
---------------------------------------------------------------------------------------------
    COMMON STOCK       200,000 SHARES       $ 10.875         $2,175,000          $659.09
=============================================================================================


(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the filing fee, based on the average of the bid and ask prices for the Company's Common Stock as reported on the NASDAQ National Market System on October 30, 1997.

                             ---------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         DREXLER TECHNOLOGY CORPORATION
                        CROSS-REFERENCE SHEET PURSUANT TO
                          ITEM 501(b) OF REGULATION S-K

ITEM     CAPTION IN FORM S-3                            LOCATION IN PROSPECTUS BY CAPTION
----     --------------------                           ---------------------------------

  1.     Forepart of the Registration and Outside       Facing Page; Cross-Reference Sheet;
         Front Cover Page of Prospectus                 Outside Front Cover Page

  2.     Inside Front and Outside Back Cover Pages      Outside Front Cover Page; Inside Front
         of Prospectus                                  Cover Page; Available Information;
                                                        Incorporation of Certain Documents by
                                                        Reference

  3.     Summary Information, Risk Factors and          Risk Factors
         Ratio of Earnings to Fixed Charges

  4.     Use of Proceeds                                Not Applicable

  5.     Determination of Offering Price                Not Applicable

  6.     Dilution                                       Not Applicable

  7.     Selling Security Holders                       Inside Front Cover Page; Selling
                                                        Stockholders

  8.     Plan of Distribution                           Outside Front Cover Page

  9.     Description of Securities to be Registered     Not Applicable

 10.     Interests of Named Experts and Counsel         Not Applicable

 11.     Material Changes                               Not Applicable

 12.     Incorporation of Certain Information by        Incorporation of Certain Documents by
         Reference                                      Reference

 13.     Disclosure of Commission Position on           Indemnification of Officers and Directors
         Indemnification for Securities Act
         Liabilities

                 Subject to completion, dated November 5, 1997

                                   PROSPECTUS

                         DREXLER TECHNOLOGY CORPORATION

                  200,000 Shares Common Stock, $0.01 par value

All of the shares (the "Shares") of Common Stock offered hereby are being offered for the account of the Selling Stockholders listed below. See "Selling Stockholders." Drexler Technology Corporation (the "Company") will not receive any of the proceeds from the sale of the Shares.

The Company's Common Stock is listed on The NASDAQ Stock Market National Market System under the symbol "DRXR." On October 30, 1997, the last reported sale price for the Common Stock on the NASDAQ NMS was $10.875 per share.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A
        DISCUSSION OF CERTAIN MATERIAL RISKS THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.


                              PLAN OF DISTRIBUTION

      The Registration Statement covering the Shares offered hereby will be maintained in effect, and the Shares may be sold thereunder by the Selling Stockholders, until October 31, 1999 (the "Offering Period"). The Selling Stockholders have advised the Company that they may sell the Shares, directly or through brokers or dealers, from time to time during the Offering Period. Such sales may be made at the market price in one or more transactions on The NASDAQ Stock Market, or at privately negotiated prices in negotiated transactions, or otherwise at prices and terms prevailing at the time of sale. At the end of the Offering Period, Shares not sold by the Selling Stockholders during the Offering Period will return to the status of restricted stock which may be sold at that time pursuant to the provisions of Rule 144 under the Securities Act of 1933 (the "Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may be viewed or downloaded at the SEC's EDGAR Database located on the Internet http:\\www.sec.gov. The Company's Common Stock is listed on the National Association of Securities Dealers' NASDAQ National Market System, and such reports and other information concerning the Company also can be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C., 20006-1500.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS ______________ __, 1997.

                                TABLE OF CONTENTS

PLAN OF DISTRIBUTION...........................................................................1
AVAILABLE INFORMATION..........................................................................1
SELLING STOCKHOLDERS...........................................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................2
RISK FACTORS...................................................................................3
INDEMNIFICATION OF OFFICERS AND DIRECTORS......................................................5
LEGAL MATTERS..................................................................................5
EXPERTS........................................................................................6


                              SELLING STOCKHOLDERS

      The Shares registered hereunder are being offered for the accounts of the stockholders of the Company listed below (the "Selling Stockholders"). None of the Selling Stockholders has held any office or other material relationship or position with the Company or any of its predecessors or affiliates within the past three years or holds more than 5% of the Company's outstanding stock.

                                           Number of                              No. of Shares
                                         Shares Owned        Number of Shares      Owned After
      Stockholder                       Prior to Offering     To Be Offered     Offering(4)  %(5)
      -----------                       -----------------    ----------------   -----------  ----
      Eli Shapiro, O.D.                    183,000(1)             100,000         83,000     0.9%
      Essex Performance Fund
          Limited Partnership              100,000(2)(3)           50,000         50,000     0.5%
      Essex High Technology
          Fund (Bermuda) L.P.               50,000(3)              50,000              0     0

----------

      (1) Includes 83,000 shares purchased on the open market which are freely tradeable. These shares are not part of this offering and may be sold at any time by the stockholder.
      (2) Includes 50,000 shares purchased on the open market which are freely tradeable. These shares are not part of this offering and may be sold at any time by the stockholder.
      (3) The Essex Performance Fund Limited Partnership and the Essex High Technology Fund (Bermuda) L.P. (the "Funds") are affiliated. The table excludes an additional 50,000 shares of the Company owned by the Essex Flexport Fund, Limited Partnership, an affiliate of the Funds, which were purchased on the open market and are freely tradeable.
      (4)   Assumes all shares to be offered will be sold.
      (5) Percentage of Common Stock outstanding estimated to be owned after completion of the offering, based upon 9,519,351 shares of Common Stock outstanding as of October 28, 1997.

      The Selling Stockholders purchased the Shares to be offered by them in private placements in October 1997, pursuant to agreements with the Company which contained an undertaking of the Company to include the Shares in the registration filing for this offering. The transactions were exempt from registration under the Act pursuant to Section 4(6) of the Act and Rule 506 of Regulation D under the Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements made in this Prospectus concerning the contents or provisions of any agreement or other document referred to herein are not necessarily complete; and each such statement is qualified in its entirety by, and reference is made to, the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement or incorporated therein by reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the principal office of the Commission in Washington, D.C. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee by downloading the information from the Commission's EDGAR database located on the Internet at http:\\www.sec.gov.

      The following documents, all of which were previously filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: The Company's Annual Report on Form 10-K for the year ended March 31, 1997 (as amended by Form 10-K/A filed July 25, 1997) and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997, respectively. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this Offering, shall also be deemed to be incorporated by reference herein.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to: Steven G. Larson, Vice President and Chief Financial Officer, Drexler Technology Corporation, 1077 Independence Avenue, Mountain View, CA 94043-1601. The Company's telephone number is (650) 969-7277.

                                  RISK FACTORS

      EARLY STAGE OF PRODUCT COMMERCIALIZATION. The Company has invested considerable resources in the development of optical memory cards and related equipment and system software. These products entered the commercial stage through the Company's VAR (value-added-reseller) network, which was initially launched in 1991; and, in 1993, optical memory card products became the Company's sole product line. During fiscal 1997, the Company sold 456,000 optical memory cards, related equipment, and system software through its subsidiary, LaserCard Systems Corporation, to approximately 50 customers located in nine states and 26 foreign countries and has sold 850,000 optical memory cards, related equipment and system software from March 31, 1997 through September 30, 1997. The Company currently makes and sells optical cards in varying quantities, with orders typically ranging from 5,000 to 150,000 cards per order. The largest order to date is an order received in February, 1997 from the United States Immigration and Naturalization Service (the "INS") in the amount of $7.1 million for 2 million cards with deliveries scheduled monthly through April, 1998 (the "INS Order"). The Company does not have the technology or resources to manufacture certain raw materials used in the manufacture of optical memory cards; accordingly, its ability to produce the cards will be dependent upon maintaining sources of supply of such raw materials meeting its requirements for quality and quantity. High-volume orders for optical memory cards require the VAR companies to develop customers and applications, or to obtain significant follow-on orders from customers whose programs are already underway. The frequency and size of such orders cannot be predicted.

      RELIANCE ON SINGLE CUSTOMER. The Company is heavily dependent on the INS Order. This order provides the largest component of the Company's currently anticipated card production. As is the case in all U.S. government procurement, the government reserves the right to change specifications, delay deliveries, and cancel all or part of the order. Also, the Company could encounter equipment, raw material, quality control, or other production problems under high-volume production of this magnitude. The Company believes that follow-on orders will be forthcoming; however, the Company could experience difficulty in the future if it is unable to get this order renewed or find additional customers.

      LIMITED CAPITAL RESOURCES. Prior to fiscal 1998, the Company did not generate net cash from operations after expenses. For the first half of fiscal 1998, the level of revenues was sufficient to generate cash from operations after expenses, primarily due to the INS Order. Fluctuations in operating assets and liabilities will use cash in some quarters and provide cash in other quarters. No assurance can be made that this level of sales will continue beyond the term of the INS Order. The Company believes that it will receive additional orders from the INS, but no assurance can be given that such orders will be forthcoming. The Company generally obtains advance payments, in whole or in part, from customers prior to the time of manufacturing items made to customer specifications. The Company believes that, although working capital requirements should grow in proportion to increased product order and shipment levels, the advance payments will reduce the need for working capital financing. However, the Company may require financing for capital expenditures to increase production capacity and for other reasons. In addition, the Company has not established a line of credit, and no assurance can be made that the Company will be successful in obtaining a line of credit should it become necessary to do so. Recently, the Company generated cash of $1,900,000 from the sale of 200,000 shares of common stock split amongst three investors. There is no assurance that such financing could be repeated on similar terms.

      HISTORICAL LOSSES. As of March 31, 1997, the Company had an accumulated deficit of $27,548,000 and operated at a loss during the previous five years. The Company has operated profitably for the six months ended September 30, 1997 primarily as a result of the INS Order. The Company is relying upon its optical card technology to generate future product revenues, earnings, and cash flow. If the INS Order is not renewed and there are delays in other customers' development of optical card based programs and corresponding commercialization of the Company's optical cards and related products, losses could recur.

      READER/WRITER AVAILABILITY. Optical card reader/writer availability is essential for the viability and growth of the optical memory card business. Nippon Conlux Co., Ltd. ("Conlux"), a Japanese company, is currently the only supplier in commercial quantities of reader/writer equipment for DELA-standard format cards, the type manufactured by the Company and a licensed second-source card manufacturer. DELA Standard format cards comprise the majority of optical memory cards sold in the world marketplace to date. Two other licensees of the Company have the capability to produce reader/writers compatible with the Company's optical memory cards, but are not manufacturing them at this time. If Conlux were to curtail manufacture of reader/writers, the Company would allocate its incoming shipments of such devices among incoming orders from established customers. Conlux has not developed its own optical memory card and is not known to be doing so. Its customers continue to rely on cards manufactured by the Company or, particularly with respect to Japanese customers, by Optical Memory Card Business Corporation ("OMCBC"), a Japanese licensee of the Company, of which Conlux is a minority owner. The Company sells Conlux reader/writers for a few thousand dollars per unit, and these units generally include the Company's device-driver software. The Company expects card-related revenues to increase more rapidly if card reader/writers are produced and sold in volume at lower prices than at present. However, the Company can give no assurance that increased production will occur in the near term or that high-volume sales and correspondingly lower prices will result. Furthermore, the yen/dollar exchange rate affects the price of reader/writers, since they are purchased in Japanese yen. In addition, if market demand increases sharply over a short period of time, an initial shortage of reader/writers could result.

     STOCK PRICE VOLATILITY. The price of the Company's common stock is subject to significant volatility due to fluctuations in revenues, earnings, capitalization, liquidity, press coverage, and financial market interest. Some of these factors may be exacerbated because the Company operates solely in the optical memory card products industry, which is in the early stages of commercialization.

     COMPETITION. The Company's products compete with those of OMCBC and Canon, two of its Japanese licensees, who also sell optical cards under royalty-bearing licenses from the Company. Canon has introduced an optical card under its own standard, called "SIOC." The Company's DELA format and the Canon SIOC format are not functionally compatible, although both card formats meet the ISO Standard. The Company believes that the ISO/DELA format offers performance advantages over the ISO/SIOC format in terms of flexibility and durability, as well as competitive advantages in system integration, device drivers/interface software, and customer support for a variety of applications and markets. At least several times as many ISO/DELA cards have been manufactured and sold than Canon ISO/SIOC format cards. OMCBC produces optical cards using the ISO/SIOC format, as well as cards using the ISO/DELA format, and cards conforming to a third format, created by Olympus Optical Co., another licensee of the Company, for its own reader/writers. The Company's current worldwide market share for optical memory cards exceeds that of its competitors. However, the Company expects several of its Japanese licensees to sell ISO/SIOC format cards and reader/writers, and believes that if Canon and Olympus continue their card marketing programs, they should begin to obtain material orders for cards and equipment. The Company anticipates that insofar as many optical card programs will be dedicated applications for defined groups of users, various types of optical cards will coexist. However, the size, trade name recognition, and marketing and development resources of Canon, Olympus, and Dai Nippon Printing Co. (the principal owner of OMCBC) are substantially greater than those of the Company. (See "Competing Technological Advances" below.)

      COMPETING TECHNOLOGICAL ADVANCES. The Company also competes in certain applications with other portable data storage products, particularly chip (integrated circuit/microprocessor or "IC") cards. IC cards which store three or four pages of text compete directly with optical memory cards in applications where the limited storage capacity of IC cards and higher cost per card, but lower cost per reader/writer, will suffice. The advantages of the optical memory card in storage capacity, durability, and low cost, make it better suited for potentially sizable applications, such as for patient records in healthcare and for national identification card systems. However, the IC card has a greater installed base worldwide at present, mainly as prepaid telephone cards. For applications with relatively low storage capacity, such as electronic banking/credit/debit cards, the Company expects IC cards to be used instead of optical memory cards. (Also see "Competition" elsewhere in this report.) In addition, in countries such as the United States and Japan, where the telecommunications infrastructure is extensive and low cost, it is possible that centralized data bases and wide-area networks may limit the penetration of optical memory cards into some potential markets.

      PATENT PROTECTION. The Company's U.S. patents have expiration dates ranging from 2002 to 2012, with the majority expiring during the first half of this period. Counterpart patents in foreign countries also expire during that period. Under its license agreement with the Company for manufacture of optical memory cards, OMCBC's obligation to pay royalties to the Company for use of the licensed patents ceases on December 31, 2003. Canon's royalty obligations in connection with its licenses to manufacture optical memory cards and reading and writing equipment expire on December 31, 2008. Other royalty-bearing licenses sold by the Company related to equipment for reading and writing optical cards provide for royalty payments to cease on the last expiration date of the licensed patents. The Company is unable to determine whether there would be a material, adverse effect on royalties in the event of expiration or unenforceability of its patents, because the Company's royalty revenues are not significant at this time. The Company also cannot predict whether the expiration or invalidation of its patents would result in the introduction of competitive products which would affect its future revenues adversely. The Company is not aware of any optical memory card products which otherwise would infringe its patents in countries where the Company might have difficulty enforcing its patents or has no patent protection.

      FORWARD-LOOKING STATEMENTS. Certain statements made above relating to plans, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 27A of the Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement. Such factors are described above and in the documents filed by the Company from time to time with the Commission.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Company's Certificate of Incorporation and By-Laws provide for indemnification of directors and officers to the full extent permitted or authorized under the Delaware General Corporation Law, for expenses, liabilities and losses actually and reasonably incurred as a result of any such director's or officer's status as such, provided that the Indemnitee acted in good faith and in a manner he or she believed to be in or not to be opposed to the best interest of the corporation. In addition, the Company has entered into an Indemnification Agreement with each officer and director, which agreement provides, among other things, for contractual rights of the Indemnitee to advancement of expenses prior to final disposition of an action provided that, if required by Delaware law, the Indemnitee agrees to repay such advance upon the Company's request if it is ultimately determined that the Indemnitee is not entitled to indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Rosenblum, Parish & Isaacs, PC of San Jose, California.

                                     EXPERTS

      The audited consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto; and are included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in providing such reports.



                          ----------------------------



NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions, if any, incurred by the Selling Stockholders in sales of Shares effected through intermediaries. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

        Securities and Exchange Commission registration fee       $      659
        Legal fees and expenses                                   $    5,000  *
        Accounting Fees                                           $    4,000  *
        Miscellaneous expenses                                    $    1,000  *


----------
*Estimated

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Pursuant to provisions of the Delaware General Corporation Law, Registrant's Certificate of Incorporation includes a provision which eliminates the personal liability of its directors to Registrant and its stockholders for monetary damages for any breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty owed by the director to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any liability for declaration of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which a director received an improper personal benefit.

      This provision does not eliminate or limit liability of an officer for any act or omission as an officer, notwithstanding the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. The provision also has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies which Registrant's stockholders may pursue for any violation of a director's fiduciary duty to Registrant or its stockholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the Delaware courts, the provision may relieve directors of monetary liability for grossly negligent conduct, including conduct in situations involving attempted acquisitions of Registrant.

      Registrant's Certificate of Incorporation also includes a provision entitling directors, officers, employees and other agents of Registrant to indemnification to the fullest extent authorized by the Delaware General Corporation Law, as well as a provision authorizing the Registrant to maintain insurance to protect directors, officers, employees and agents against liability, whether or not Registrant would have the power to indemnify such person against the applicable liability.

      The provisions of Section 145 of the Delaware General Corporation Law that empower Registrant to indemnify its officers, directors and agents are sufficiently inclusive to allow Registrant to indemnify such persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, under certain circumstances.

ITEM 16. EXHIBITS.

EXHIBIT INDEX

Exhibit Number      Description

      5     Opinion of Rosenblum, Parish & Isaacs, PC re Legality.

      23(a) Consent of Arthur Andersen LLP

      23(b) Consent of Rosenblum, Parish & Isaacs, PC (included in Exhibit 5).

      24    Power of Attorney (included on Page II-3).

ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    * * * * *

                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON NOVEMBER 4, 1997.

                                  DREXLER TECHNOLOGY CORPORATION



                                  By   /s/JEROME DREXLER
                                    --------------------------------------------
                                       Jerome Drexler, Chairman of the Board of
                                       Directors And Chief Executive Officer

                                POWER OF ATTORNEY

      EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JEROME DREXLER AND STEVEN G. LARSON, JOINTLY AND SEVERALLY, HIS ATTORNEY-IN-FACT, EACH WITH THE POWER OF SUBSTITUTION FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN-FACT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


     Signature                              Title                               Date
     ---------                              -----                               ----

 /s/JEROME DREXLER                  Chairman of the Board of Directors          November 4, 1997
----------------------------        and Chief Executive Officer
Jerome Drexler                      (Principal Executive Officer)



 /s/STEVEN G. LARSON                Vice President and                          November 4, 1997
----------------------------        Treasurer
Steven G. Larson                    (Chief Financial and
                                    Accounting Officer)


/s/ARTHUR H. HAUSMAN                Director                                    November 4, 1997
----------------------------
Arthur H. Hausman


/s/WILLIAM E. McKENNA               Director                                    November 4, 1997
----------------------------
William E. McKenna


                                  EXHIBIT INDEX


Exhibit Number        Description
--------------        -----------
          5           Opinion of Rosenblum, Parish & Isaacs, PC, re Legality
        23(a)         Consent of Arthur Andersen LLP
        23(b)         Consent of Rosenblum, Parish & Isaacs, PC (included in Exhibit 5)
        24            Power of Attorney (included in Signature Page)

